Exhibit 99.1

     Vertrue Reports Fiscal 2007 Second Quarter Financial Results


    -- Revenues were $178.6 million versus guidance of $175.0 million to $181.0 million.

    -- Earnings per share were $0.74 versus guidance of $0.62 to $0.66.

    -- Free cash flow was $4.2 million versus guidance of $10.0 million to $11.8 million.

    --  Company expands full year fiscal 2007 guidance.


    NORWALK, Conn.--(BUSINESS WIRE)--Jan. 24, 2007--Vertrue
Incorporated (Nasdaq: VTRU), a premier internet direct marketing services company, announced today its financial results for the fiscal 2007 second quarter ended December 31, 2006.

    "Vertrue's commitment to expanding our Internet presence and strong business execution produced solid quarterly results," said Gary Johnson, President and CEO. "Members generated from the Internet represented a majority of our business in the second quarter of fiscal 2007. In addition, by growing our direct-to-consumer initiatives, including our proprietary portals, we continue to enhance our leading portfolio of value-added marketing services."

    Mr. Johnson continued, "We are seeing the impact of our increased marketing investments from the last several quarters in organic business growth. With this positive trend, we have increased our guidance for the rest of the fiscal year."

    Revenues increased 12% to $178.6 million in the second quarter of fiscal 2007 compared to $160.1 million in the prior year quarter due to a 6% increase in Marketing Services revenues, a 70% increase in Management Services revenues and a 28% increase in Personals revenues. Of the 28% increase in Personals revenues, 24% was due to the acquisition of certain assets of Mobile Lifestyles, Inc., a business we acquired in the first quarter of fiscal 2007. The remaining increase was due to organic growth.

    EBITDA increased 4% to $24.1 million in the second quarter of fiscal 2007 compared to $23.0 million reported in the prior year quarter. Net income increased 13% to $8.7 million, or $0.74 per diluted share, in the second quarter of fiscal 2007 compared to $7.7 million, or $0.66 per diluted share, in the prior year quarter. Adjusted EBITDA decreased 7% to $22.4 million in the second quarter of fiscal 2007 compared to $24.0 million in the prior year quarter. This decrease was the expected result of our increased marketing and operating expenses required to generate the increased revenue.

    Free cash flow was positive $4.2 million for the second quarter of fiscal 2007 compared to $10.0 million in the prior year quarter. This decrease was primarily due to the increase in cash used in changes in assets and liabilities of $4.6 million this year versus last year.

    Compared to the guidance provided in the October 31, 2006 press release, revenue was in line with the guidance of $175.0 to $181.0. Earnings per share of $0.74 was $0.08 above the high end of guidance. Adjusted EBITDA of $22.4 million was $1.3 million above the high end of guidance. These increases were due to better than expected marketing margins in the Marketing Services segment. Free cash flow of $4.2 million was $5.8 million below the low end of guidance due to higher than expected working capital requirements.

    Year to Date Results

    Revenues increased 12% to $355.9 million in the first six months of fiscal 2007 compared to $317.7 million in the prior year due to a 6% increase in Marketing Services revenues, an 82% increase in Management Services revenues, and a 25% increase in Personals revenues. Of the 25% increase in Personals revenues, 22% was due to the acquisition of certain assets of Mobile Lifestyles, Inc. The remaining increase was due to organic growth.

    EBITDA decreased 6% to $44.1 million in the first six months of fiscal 2007 compared to $47.0 million reported in the prior year. Net income decreased 6% to $15.4 million, or $1.33 per diluted share, in the first six months of fiscal 2007 compared to $16.3 million, or $1.40 per diluted share, in the same period last year. Adjusted EBITDA decreased 15% to $36.2 million in the first six months of fiscal 2007 compared to $42.4 million in the prior year. These decreases were the expected result of our increased marketing and operating expenses required to generate the increased revenue for the remainder of fiscal 2007.

    Free cash flow decreased to positive $2.6 million for the first six months of fiscal 2007 compared with $8.3 million in the prior year period due to the Adjusted EBITDA decrease noted above.

    Total members and customers remained flat at 6.7 million at the end of the second quarter of fiscal 2007 from last quarter. Total members at the end of the second quarter of the prior year were 6.4 million.

    During the second quarter and the first six months ended December 31, 2006, the Company purchased 3,400 and 66,000 shares of its common stock and spent $0.1 million and $2.8 million, respectively. Pursuant to this share repurchase program, the Company is authorized to repurchase approximately 1.3 million additional shares as market conditions permit. As of December 31, 2006, there were 9.7 million shares of common stock outstanding.

    Business Outlook

    Management offers the following guidance for the fiscal year ended June 30, 2007 (dollars in millions, except per share amounts):

                                 % Increase/(Decrease)  October 31st
                  2007 Estimate         vs. 2006           Guidance
                 --------------- --------------------- ---------------
                  High     Low      High        Low     High     Low
                 ------- ------- -----------  -------- ------- -------
Revenues         $758.0  $748.0          15%       14% $758.0  $740.0
EBITDA            103.0   100.4          15%       12%  101.5    99.8
Diluted EPS        3.40    3.30          20%       17%   3.22    3.08

Adjusted EBITDA    93.1    90.9          18%       15%   97.1    91.8
Free Cash Flow     35.2    33.1          77%       66%   45.8    40.5

    See the table on page 10 for additional quarterly guidance information for the third and fourth fiscal quarters of 2007.

    Use of Non-GAAP Measures:

    See the tables on pages 9 through 10 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on January 24, 2007 to discuss the Company's second quarter results. To listen to the conference call, please dial (877) 891-6970 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until January 29, 2007. To listen to the audio replay, please call (800) 937-3642. A webcast replay of the conference call will also be available on the investor relations page of the Company's Web site approximately 2 hours after the end of the call and remain available until January 29, 2007.

    About Vertrue:

    Vertrue Incorporated is a premier internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue's members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse internet marketing channels. Vertrue is headquartered in Norwalk, Conn.

    Any statements herein regarding the business of the Company that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those expected is included in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. The forward looking statements contained herein are made only as of the date of this release, and except as otherwise required by federal securities law, the Company has no obligation and does not intend to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.


                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (In thousands, except per share data)



                               Three months ended   Six months ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------


Revenues                       $178,559  $160,130  $355,905  $317,658

Expenses:
  Marketing                      85,938    76,270   173,321   150,169
  Operating                      40,618    35,258    82,828    70,341
  General and administrative     31,916    29,527    63,678    57,981
  Amortization of intangible
   assets                         2,121     2,197     4,160     4,633
                               --------- --------- --------- ---------
Total expenses                  160,593   143,252   323,987   283,124
                               --------- --------- --------- ---------

Operating income                 17,966    16,878    31,918    34,534
Interest income                   1,432       699     2,928     1,334
Interest expense                 (5,127)   (5,086)  (10,241)  (10,175)
Other income (expense), net         300      (120)      495      (164)
                               --------- --------- --------- ---------

Income before income taxes       14,571    12,371    25,100    25,529
Provision for income taxes       (5,876)   (4,707)   (9,729)   (9,224)
                               --------- --------- --------- ---------
Net income                     $  8,695  $  7,664  $ 15,371  $ 16,305
                               ========= ========= ========= =========

Diluted earnings per share     $   0.74  $   0.66  $   1.33  $   1.40
                               ========= ========= ========= =========

Diluted shares used in earnings
 per share calculation           12,694    12,776    12,706    12,802
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                            Three months ended     Six months ended
                               December 31,          December 31,
                          ---------------------- ---------------------
                              2006       2005       2006       2005
                          ----------- ---------- ---------- ----------


Operating Activities
 Net income                $   8,695  $   7,664  $  15,371  $  16,305
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
    Revenues before
     deferral                177,457    159,099    347,004    307,047
    Marketing costs
     before deferral         (86,512)   (74,289)  (172,281)  (144,198)
    Revenues recognized     (178,559)  (160,130)  (355,905)  (317,658)
    Marketing costs
     expensed                 85,938     76,270    173,321    150,169
    Depreciation and
     amortization              6,389      6,447     12,746     13,025
    Stock-based
     compensation              1,193      1,144      2,378      2,250
    Deferred and other
     income taxes                 (7)     1,730       (781)     1,521
    Excess tax benefits
     from stock-based
     compensation               (126)      (209)      (560)      (560)
    Other                        213       (217)       396       (243)
                          ----------- ---------- ---------- ----------
 Operating cash flow
  before changes in
  assets and liabilities      14,681     17,509     21,689     27,658
    Net change in assets
     and liabilities          (7,421)    (2,857)   (13,561)   (12,842)
                          ----------- ---------- ---------- ----------
 Net cash provided by
  operating activities         7,260     14,652      8,128     14,816
                          ----------- ---------- ---------- ----------

Investing Activities
    Acquisition of fixed
     assets                   (3,011)    (4,702)    (5,496)    (6,518)
    Purchases of short-
     term investments         (2,016)   (34,000)   (11,016)   (50,325)
    Proceeds from
     maturities of short-
     term investments          7,505     20,194     40,724     49,830
    Acquisitions of
     businesses, net of
     cash acquired, and
     other                      (960)   (14,839)    (9,766)   (14,942)
                          ----------- ---------- ---------- ----------
 Net cash provided by
  (used in) investing
  activities                   1,518    (33,347)    14,446    (21,955)
                          ----------- ---------- ---------- ----------

Financing Activities
    Net proceeds from
     issuance of stock           689      1,109      2,103      2,729
    Excess tax benefits
     from stock-based
     compensation                126        209        560        560
    Treasury stock
     purchases                  (136)    (4,248)    (2,762)    (5,995)
    Debt issuance costs           (3)         -        (63)         -
    Payments of long-term
     obligations                (163)      (210)      (231)      (392)
                          ----------- ---------- ---------- ----------
 Net cash provided by
  (used in) financing
  activities                     513     (3,140)      (393)    (3,098)
                          ----------- ---------- ---------- ----------
 Effect of exchange rate
  changes on cash and
  cash equivalents              (431)       176       (502)       457
                          ----------- ---------- ---------- ----------
 Net increase (decrease)
  in cash and cash
  equivalents                  8,860    (21,659)    21,679     (9,780)
 Cash and cash
  equivalents at
  beginning of period         49,109     76,235     36,290     64,356
                          ----------- ---------- ---------- ----------
 Cash and cash
  equivalents at end of
  period                   $  57,969  $  54,576  $  57,969  $  54,576
                          =========== ========== ========== ==========


                         VERTRUE INCORPORATED
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)


                                             December 31,   June 30,
                                                2006         2006
                                             ------------ ------------

Assets
Current assets:
    Cash and cash equivalents                  $  57,969    $  36,290
    Restricted cash                                    -        2,699
    Short-term investments                         2,006       31,798
    Accounts and notes receivable, net            33,057       21,014
    Prepaid expenses                               6,105        9,053
    Deferred marketing costs                      25,293       26,463
    Other current assets                           7,801        4,706
                                             ------------ ------------
Total current assets                             132,231      132,023
Fixed assets, net                                 36,741       37,658
Goodwill                                         260,326      212,187
Intangible assets, net                            34,898       37,798
Other long-term assets                            30,521       23,362
                                             ------------ ------------
Total assets                                   $ 494,717    $ 443,028
                                             ============ ============

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
    Current maturities of long-term
     obligations                               $     742    $     762
    Accounts payable                              37,513       42,281
    Accrued liabilities                          113,574       64,602
    Deferred revenues                             76,577       84,972
    Deferred income taxes                         12,268       11,687
                                             ------------ ------------
Total current liabilities                        240,674      204,304
Deferred income taxes                              5,571        6,920
Long-term debt                                   238,075      237,984
Other long-term liabilities                        9,472        9,989
                                             ------------ ------------
Total liabilities                                493,792      459,197
                                             ------------ ------------


Shareholders' equity (deficit):
    Common stock; $0.01 par value
     80,000 shares authorized; 20,269 issued
      (20,168 at June 30, 2006)                      203          202
    Capital in excess of par value               193,031      187,991
    Retained earnings                             83,753       68,382
    Accumulated other comprehensive (loss)
     income                                         (342)         214
    Treasury stock, 10,584 shares at cost
     (10,518 shares at June 30, 2006)           (275,720)    (272,958)
                                             ------------ ------------
Total shareholders' equity (deficit)                 925      (16,169)
                                             ------------ ------------
Total liabilities and shareholders' equity
 (deficit)                                     $ 494,717    $ 443,028
                                             ============ ============


                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS - MARKETING SERVICES
                                           December September December
                                             2006      2006     2005
                                           -------- --------- --------
Revenue Before Deferral Mix:
Monthly                                         77%       78%      66%
Annual                                          23%       22%      34%

Other Monthly Statistics:
Average Monthly Members Billed (in
 thousands) (1)                              3,064     2,943    2,697
Average Monthly Member Price Point (1)      $11.88    $11.77   $10.93
Monthly Marketing Margin                        41%       37%      43%
Monthly Churn Rate (2)                           8%        8%       8%
Monthly Renewal Rate (3)                        87%       87%      89%

Monthly New Member Price Point              $17.38    $17.07   $15.63
Monthly Acquisition Cost per New Billed
 Member (4)                                 $43.91    $44.81   $36.42

(1) During the first quarter of fiscal 2007, the methodologies for calculating monthly price point and average monthly members billed were changed. All prior periods have been adjusted for these changes.
(2) Defined as member cancellations in the quarter divided by the sum of beginning average monthly members billed and new monthly members billed during the quarter, divided by three months.
(3) Represents the percentage of renewal monthly revenue before deferral during the quarter as a percentage of the total monthly revenue before deferral in the previous quarter.
(4) Represents the cost to acquire a new monthly member who has successfully billed and is not expected to cancel during the quarter.


                         VERTRUE INCORPORATED
                             SEGMENT DATA
                            (In thousands)

                               Three months ended   Six months ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues
    Marketing Services         $142,753  $134,479  $283,456  $266,327
    Personals                    23,844    18,604    46,479    37,093
    Management Services          11,962     7,047    25,970    14,238
                               --------- --------- --------- ---------
    Total Revenues             $178,559  $160,130  $355,905  $317,658
                               ========= ========= ========= =========

EBITDA
    Marketing Services         $ 27,048  $ 27,149  $ 50,254  $ 54,118
    Personals                     4,172     1,712     6,248     4,007
    Management Services             705       556     3,317     1,325
    Corporate                    (7,874)   (6,377)  (15,750)  (12,456)
                               --------- --------- --------- ---------
    Total EBITDA               $ 24,051  $ 23,040  $ 44,069  $ 46,994
                               ========= ========= ========= =========

Adjusted EBITDA
    Marketing Services         $ 26,282  $ 28,280  $ 43,738  $ 49,905
    Personals                     3,429     1,692     5,469     3,922
    Management Services             538       395     2,751       983
    Corporate                    (7,874)   (6,377)  (15,750)  (12,456)
                               --------- --------- --------- ---------
    Total Adjusted EBITDA      $ 22,375  $ 23,990  $ 36,208  $ 42,354
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
          RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
                            (In thousands)


                            Three months ended      Six months ended
                               December 31,           December 31,
                           ---------------------  --------------------
                              2006        2005      2006       2005
                           ---------  ----------  ---------  ---------
Reconciliation of Free Cash Flow:
Net cash provided by
 operating activities       $ 7,260     $14,652   $  8,128   $ 14,816
Capital expenditures         (3,011)     (4,702)    (5,496)    (6,518)
                           ---------  ----------  ---------  ---------
Free cash flow              $ 4,249     $ 9,950   $  2,632   $  8,298
                           =========  ==========  =========  =========

                         Three months ended December 31, 2006
                ------------------------------------------------------
                Marketing             Management
                 Services  Personals    Services  Corporate    Total
                ---------- ---------- ----------- ---------- ---------
Reconciliation of EBITDA and Adjusted EBITDA:
Net income                                                   $  8,695
Interest and
 other expense,
 net                                                            3,395
Provision for
 income taxes                                                   5,876
                                                             ---------
Operating
 income         $ 24,253    $ 1,726     $    42   $ (8,055)  $ 17,966
Depreciation
 and
 amortization      2,795      2,446         663        181      6,085
                ---------  ---------  ----------  ---------  ---------
EBITDA            27,048      4,172         705     (7,874)    24,051
Change in
 deferred
 revenue            (631)      (304)       (167)         -     (1,102)
Change in
 deferred
 marketing          (135)      (439)          -          -       (574)
                ---------  ---------  ----------  ---------  ---------
Adjusted EBITDA $ 26,282    $ 3,429     $   538   $ (7,874)  $ 22,375
                =========  =========  ==========  =========  =========

                         Three months ended December 31, 2005
                ------------------------------------------------------
                Marketing             Management
                 Services  Personals    Services  Corporate    Total
                ---------- ---------- ----------- ---------- ---------
Reconciliation of EBITDA and Adjusted EBITDA:
Net income                                                   $  7,664
Interest and
 other expense,
 net                                                            4,507
Provision for
 income taxes                                                   4,707
                                                             ---------
Operating
 income         $ 24,071    $  (684)    $   150   $ (6,659)  $ 16,878
Depreciation
 and
 amortization      3,078      2,396         406        282      6,162
                ---------  ---------  ----------  ---------  ---------
EBITDA            27,149      1,712         556     (6,377)    23,040
Change in
 deferred
 revenue            (850)       (20)       (161)         -     (1,031)
Change in
 deferred
 marketing         1,981          -           -          -      1,981
                ---------  ---------  ----------  ---------  ---------
Adjusted EBITDA $ 28,280    $ 1,692     $   395   $ (6,377)  $ 23,990
                =========  =========  ==========  =========  =========

                          Six months ended December 31, 2006
                ------------------------------------------------------
                Marketing             Management
                 Services  Personals   Services   Corporate    Total
                ---------  ---------  ----------  ---------  ---------
Reconciliation of EBITDA and Adjusted EBITDA:
Net income                                                   $ 15,371
Interest and
 other expense,
 net                                                            6,818
Provision for
 income taxes                                                   9,729
                                                             ---------
Operating
 income         $ 44,651    $ 1,346     $ 2,013   $(16,092)  $ 31,918
Depreciation
 and
 amortization      5,603      4,902       1,304        342     12,151
                ---------  ---------  ----------  ---------  ---------
EBITDA            50,254      6,248       3,317    (15,750)    44,069
Change in
 deferred
 revenue          (7,995)      (340)       (566)         -     (8,901)
Change in
 deferred
 marketing         1,479       (439)          -          -      1,040
                ---------  ---------  ----------  ---------  ---------
Adjusted EBITDA $ 43,738    $ 5,469     $ 2,751   $(15,750)  $ 36,208
                =========  =========  ==========  =========  =========

                          Six months ended December 31, 2005
                ------------------------------------------------------
                Marketing             Management
                 Services  Personals   Services   Corporate    Total
                ---------  ---------  ----------  ---------  ---------
Reconciliation of EBITDA and Adjusted EBITDA:
Net income                                                   $ 16,305
Interest and
 other expense,
 net                                                            9,005
Provision for
 income taxes                                                   9,224
                                                             ---------
Operating
 income         $ 47,770    $  (744)    $   520   $(13,012)  $ 34,534
Depreciation
 and
 amortization      6,348      4,751         805        556     12,460
                ---------  ---------  ----------  ---------  ---------
EBITDA            54,118      4,007       1,325    (12,456)    46,994
Change in
 deferred
 revenue         (10,184)       (85)       (342)         -    (10,611)
Change in
 deferred
 marketing         5,971          -           -          -      5,971
                ---------  ---------  ----------  ---------  ---------
Adjusted EBITDA $ 49,905    $ 3,922     $   983   $(12,456)  $ 42,354
                =========  =========  ==========  =========  =========


                         VERTRUE INCORPORATED
         ADDITIONAL QUARTERLY OUTLOOK INFORMATION (UNAUDITED)
               (In millions, except per share amounts)


                        Third Quarter  Fourth Quarter     Full Year
                         Fiscal 2007     Fiscal 2007     Fiscal 2007
                       --------------- --------------- ---------------
Additional Quarterly Outlook Information:
Revenue                $188.0 - 193.0  $204.1 - 209.1  $748.0 - 758.0
EPS                      $0.76 - 0.81    $1.21 - 1.26  $  3.30 - 3.40
Free Cash Flow           $18.2 - 19.3    $12.3 - 13.3  $  33.1 - 35.2


                         VERTRUE INCORPORATED
      RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION (UNAUDITED)
                            (In millions)

                          Third Quarter Fourth Quarter    Full Year
                           Fiscal 2007   Fiscal 2007     Fiscal 2007
                          ------------- -------------- ---------------
Reconciliation of Free Cash Flow:
Net cash provided by
 operating activities     $21.5 - 22.6   $13.4 - 14.4  $  43.0 - 45.1
Deduct: Capital
 Expenditures                     (3.3)          (1.1)           (9.9)
                          ------------- -------------- ---------------
Free Cash Flow            $18.2 - 19.3   $12.3 - 13.3  $  33.1 - 35.2
                          ============================================

Reconciliation of EBITDA and Adjusted EBITDA:
Net income                $  8.9 - 9.5   $14.6 - 15.2  $  38.8 - 40.1
Provision for income
 taxes                       5.5 - 5.8      8.9 - 9.3     24.1 - 24.9
Interest and other
 expense, net                3.2 - 3.7            3.4     13.4 - 13.9
Depreciation and
 amortization                      6.3            5.7            24.1
                          ------------- -------------- ---------------
EBITDA                      23.9- 25.3     32.6- 33.6   100.4 - 103.0
Changes in deferred
 revenue                          (6.0)          (8.1)          (23.0)
Change in deferred
 marketing                   4.8 - 4.5      7.7 - 7.6     13.5 - 13.1
                          ------------- -------------- ---------------
Adjusted EBITDA           $22.7 - 23.8   $32.2 - 33.1  $  90.9 - 93.1
                          ============= ============== ===============


                         VERTRUE INCORPORATED
         EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS

EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before the deferral of revenues and the deferral of marketing costs. These measures are used by the Company's management to evaluate the overall performance of its business. EBITDA and Adjusted EBITDA is also used by the Company's management to measure the overall performance of its business compared with internal budgets, allocate capital and other resources to its operating segments, assess the operating performance of those segments and determine compensation under the Company's management incentive plans. EBITDA is useful to management and investors because it eliminates the effects of interest and other expense, income taxes, non-cash depreciation of tangible assets and non-cash amortization of intangible assets. Adjusted EBITDA is useful to management and investors because it provides insight into the current period cash operating results. However EBITDA and Adjusted EBITDA are limited as compared to net income in that they do not reflect the periodic amortization of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses, they do not reflect net income earned for GAAP reporting purposes and they exclude the effects of interest and taxes. EBITDA and Adjusted EBITDA should not be considered a substitute for or superior to operating income, net income, net cash from operating activities or other measures of financial performance and liquidity determined in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

The Company's management believes that revenues before deferral and marketing costs before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These measures are not a substitute for or superior to revenue and marketing expense prepared in accordance with generally accepted accounting principles. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the revenues billed during the current reporting period less an allowance for membership cancellations. That is, revenues before deferral for a reporting period include membership fees received in the current reporting period that will be recorded as GAAP revenues in future reporting periods and exclude membership fees received in prior reporting periods that are recorded as GAAP revenues in the current reporting period. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid or accrued during the current reporting period. That is, marketing costs before deferral for a reporting period include costs paid or accrued in the current reporting period that will be recorded as GAAP marketing expenses in future reporting periods and exclude marketing expenses paid or accrued in prior reporting periods that are recorded as GAAP marketing expenses in the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to pursue opportunities that enhance shareholder value, such as make acquisitions, reduce debt, and develop new products. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635